Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel International, Inc.	California, U.S.
Intel Capital Corporation	Delaware, U.S.
Intel Overseas Funding Corporation	United States
Cyclops Holdings, LLC	Delaware, U.S.
Intel Americas, Inc.	California, U.S.
Intel Ireland Holdings (U.S.) LLC	Delaware, U.S.
Intel Technology (US), LLC	United States
Altera Corporation	United States
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel Ireland Holdings B.V.	Netherlands
Intel Finance B.V.	Delaware, U.S.
Intel Technologies, Inc.	United States
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Vision Technologies Ltd.	Israel
Habana Labs Ltd.	Israel
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	China
Intel Semiconductor (US) LLC	Delaware, U.S.

1    As of December 25, 2021. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 25, 2021.